Exhibit 10.29

MASTER SERVICES AGREEMENT

FIFTH AMENDMENT

THIS FIFTH AMENDMENT (“Amendment” or “Information Technology Services Agreement”) is made at on November 24, 2009.

Between:

GENERAL ELECTRIC COMPANY, a New York corporation ( the “Company”)with its head office at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

And:

Genpact International, Inc, a Delaware Corporation through its Hungarian Branch with its principal place of business at 178. Váci út, H-1138 Budapest, Hungary (“Contractor”).

(The Company and Contractor being individually referred to herein as the “Party” and collectively referred to herein as the “Parties”)

WHEREAS:

A	The Company and its Affiliates entered into a Master Services Agreement (“MSA”) as of December 30, 2004 with the Contractor;

B.	The Parties have now agreed to amend the MSA whereby the Contractor is to perform certain software related development services in accordance with this Amendment on such terms and conditions set out hereinafter,

B	The Parties understand that the work to be undertaken by the Contractor under this Amendment will be performed in part by the employees of the Contractor and its Subsidiaries or Affiliates, and

C	The Contractor has the requisite skills, personnel and legal right to perform such software related services.

NOW, THEREFORE, the Parties agree as follows:

1	APPOINTMENT AND PURPOSE

1.1	The overall purpose of this Amendment is the continuing development and maintenance of centers, owned and operated by the Contractor (“Global Development Center” or “GDC”), which provides the Company with high quality and cost effective Deliverables through various operational models, including providing Services at GDC locations (“Low cost countries”), at Company locations (“Onshore”), and at GDC Locations in countries neighboring and adjacent to Company’s locations (“Nearshore”). Nothing in this Amendment affects Statements of Work, Service Agreements or Task Orders that were executed, or conduct that occurred prior to, the effective date of this Amendment. “Services”, as used in this Amendment shall mean “GDC Services” provided to the Customer Group under this Agreement.

The Company hereby appoints the Contractor on a non-exclusive basis either by itself or through the GDC and its approved branch offices or affiliates to provide software development, implementation, maintenance, support, monitoring, RTS (ready to serve) and other information management or information technology services (together “Services” or “GDC Services”) in accordance with the terms of this Amendment, and the Contractor hereby accepts such appointment.

1.2	This Amendment is effective for the period from January 1, 2010 through December 31, 2012 (“Agreement Duration”), which may be extended by mutual consent under the same terms and conditions of this Amendment. Nothing in this Amendment precludes the Company from obtaining the same or similar services from other vendors, wherever located.

1.3	For the purposes of this Amendment, all Task Orders referred to under this Amendment shall be deemed to be Future SOWs as defined in the MSA. This Amendment shall apply only to such Task Orders that contain GDC Services. Services which are in the nature of business process outsourcing or projects that are not GDC Services, including Finance & Accounting, Customer Care, Collections, and Marketing and Risk Analytics, etc shall be governed by the MSA and not this Addendum.

2.	PROCUREMENT OF SERVICES

Task Orders

2.1	The Company may from time to time request that the Contractor perform Services by submitting, pursuant to this Amendment, a request to the Contractor that specifies the Deliverables (as defined below) to be provided by the Contractor (a “Task Order”). All Task Orders shall be deemed to be a Future SOW in terms of the MSA and shall be additionally governed by the terms and conditions of the MSA that govern Future SOWs. The Contractor is not obligated to sign and accept the Company’s Task Orders. However, the Contractor will use its best efforts to accept and fulfill the requirements of such Task Orders. Within two Business Days of receiving the Task Order, the Contractor shall notify the Company of either its interest in pursuing the Task Order or its intention to decline the Task Order. Repeated non-participation or delay in response for a constant period of six months may result in termination of this Amendment, pursuant to Section 12 of this Amendment. The Contractor is expected to only participate in such Task Orders that requires Services that are in the nature of business in which the Contractor usually operates.

2.2	Once the Contractor accepts a Task Order, the Contractor is obligated to perform the Services specified in such Task Order. In performing such work, and subject to this Amendment or Task Order, the Contractor shall be free to exercise its discretion as to the method and means of performance of the Services. Task Orders may specify a fixed price engagement or a time and materials engagement or a combination/variation of these two basic models or may specify a new engagement model based on reduction of total cost of ownership. Each Task Order shall specify Critical Performance Standards and Performance Standards as agreed between the Parties.

Fixed Price Task Order

2.2	The Contractor and Company will agree on a fixed price for Task Orders issued to engage Contractor for a fixed scope of Deliverables within a defined timeframe (“Fixed Price Task Order(s)”). The number and details of resources to be applied to the Deliverables will be at the Contractor’s discretion. The Company will specify certain norms to ensure quality and consistency in the Task Order, which, once issued, will not be changed, except as set out in Sections 2.12 through 2.15. Norms may include but are not limited, to target service levels and associated rewards and penalties, acceptable personnel attrition, value, volume or early payment discounts, or other requirements the Parties mutually agree to include.

Time and Materials Task Order

2.3	The Company may also issue Task Orders to engage Contractor for the availability of resources at an agreed rate, to provide specific Deliverables (“Time and Materials Task Orders”).

Norms

2.4	Task Orders shall specify certain norms to ensure quality and consistency of Deliverables. Norms may include, but are not limited to any of the following: project delivery processes (SDLC); Project Management practices such as effort estimation; target service levels and associated rewards and penalties; acceptable personnel retention period; knowledge retention requirements; business continuity requirements; value, volume or early payment discounts; and any other requirements the Parties mutually agree to include.

Communication

2.5	All communications with and Deliverables to the Company, including, without limitation, software, documentation, manuals, training materials, reports, screens, progress reports and invoices, shall be in English or such other language as may be designated by the Company in the applicable Task Order.

Deliverables

2.6	All Services, software, documentation, manuals, training materials, test plans and results, risk management documents, manuals, and any and all other Intellectual Property developed, delivered, or enhanced pursuant to this Amendment or a Task Order shall collectively be referred to as Deliverables.

Purchase Orders

2.7

In addition to any Task Order, the Company must also issue, and the Contractor must receive, a Company Purchase Order (“PO”) prior to initiating work under the Task Order. POs may incorporate or reference the terms of one or multiple Task Orders. If the Contractor chooses to commence work on the Company’s Deliverables without an appropriate PO in place, the Contractor does so at the Contractor’s own risk and, unless otherwise agreed to in writing by the Company, such efforts shall not be chargeable to the Company. Each PO shall be deemed incorporated into and governed by the terms of this Amendment.

All POs shall include the billing arrangements and identify the Company entity that shall pay under the PO. Terms of payment shall be as set out in Addendum A.

Benefits of the Amendment

2.8	Task Orders may be issued by the Customer Group (including, without limitation, joint ventures or other entities in which any such entity is a shareholder) (together “Company Affiliate(s)”). Task Orders may also be issued by the Company or its Affiliate on behalf of the divested entities on the same terms as this Agreement for a period of up to one year after divestiture has occurred.

Neither the Company nor any Company Affiliate shall have liability or be in any way responsible to the Contractor or to any other Company Affiliate for any act, omission or failure of either party related to such Task Order, including for the failure of any other Company Affiliate to fulfill such Company Affiliate’s obligations under a Task Order placed by it. In the event that a Task Order is terminated at the request of the Company or a Company Affiliate, the parties involved will mutually resolve any issues from such termination pursuant to Section 12 of this Agreement.

2.9	The Contractor agrees, at the Company’s request, to incorporate the provisions of this Amendment into a Task Order issued by the Company which may require the Contractor to provide Deliverables directly for another entity named by, and who is performing Services for, the Company. The Contractor further agrees to make the terms of this Amendment available to the Company’s suppliers (including software and system integrator suppliers), partners and customers, when mutually identified and agreed by the Company and the Contractor. The Contractor will cooperate with the Company to identify opportunities for the Company’s suppliers and customers to reduce technology costs. If, as a result of this cooperative relationship the Contractor benefits by receiving Task Orders from or and contracting services directly with the Company’s suppliers and/or customers, then these associated volumes shall be credited to any Company volumes referenced in this Amendment, except to the extent that the Company’s supplier and/or customer was a preexisting customer of the Contractor.

Incorporation of terms

2.10	Any Task Order, submitted by a Company Affiliate to the Contractor, that refers to this Amendment specifically incorporates the provisions of this Amendment (such that all references to the Company shall be read as references to the Company Affiliate that submitted the Task Order), unless such Task Order explicitly provides that such Task Order or any part thereof does not so incorporate this Amendment or any part hereof. Should a Task Order submitted by the Company or a Company Affiliate make no reference whatsoever to this Amendment, then this Amendment and its provisions shall nonetheless be deemed to have attached to such Task Order, with all references to the Company in the Amendment being read as a reference to the Company’s Affiliate that submitted the Task Order.

Hierarchy

2.11	In the event of any conflict between the terms of this Amendment and the terms of any Task Order or PO, the terms of this Amendment shall prevail. In the event of any conflict between the terms of a Task Order and the terms of a PO, the terms of the Task Order shall prevail. Under no circumstances shall any terms of a PO be construed as imposing any additional financial or other obligations on the Contractor. Notwithstanding the foregoing, a Task Order may amend the terms of this Amendment solely with respect to such Task Order by expressly referencing the provisions of this Amendment that are being amended and by stating that in the event of a conflict between the amended provisions of the Task Order and the provisions of this Amendment the provisions of the Task Order shall prevail.

Technical Clarification and Change Orders

2.12	The Company may notify the Contractor of technical clarifications to any Task Order at any time provided such clarification is within the general scope of either this Amendment or the relevant Task Order.

2.13	If the Contractor receives a technical clarification that may affect cost, completion schedule or any other provision of this Amendment or the relevant Task Order, then the Contractor will provide the Company with a proposed amendment to the Task Order incorporating the proposed changes and will not implement the technical clarification unless and until the Contractor has received from the Company written confirmation through both an amendment to the Task Order and an amendment to the PO or a new PO of such clarification and acceptance of the proposed amendment to the Task Order.

2.14	No cost that the Contractor incurs as a result of implementing a technical clarification may be the basis for an adjustment of the fees to be paid under a Task Order unless the Company had agreed in writing to such price adjustment prior to the Contractor incurring the additional costs.

2.15	All material changes to any Task Order, including, without limitation, scope, functionality, fees, or delivery or “go live” dates, shall be effective only if set forth in a fully executed Change Order. The provisions of Article IV of the MSA shall govern the rights and obligations of each Party in regard to Change Order Procedures. Addendum F, or an equivalent template, may be used as a Change Order form.

Service Level Agreements

2.16	The terms of this Amendment shall not supercede any Service Level Agreements separately negotiated and agreed to between the Company and the Contractor under any Task Order.

Transition between Time and Materials and Fixed Price

2.17	At the request of the Company, the Contractor will cooperate with the Company in good faith to convert existing Time and Materials Task Orders to Fixed Price Task Orders on terms and conditions to be mutually agreed between the Parties.

Express Services and Policies

2.18	If requested in a specific Task Order, the Contractor will provide Workers (defined below), computing and telecommunications resources seven days per week, twenty-four hours per day, 365 days per year to support the Company’s designated critical software and Deliverables (“Critical Software”). Such Critical Software shall be so designated in specific Task Orders and shall contain specific Service Level Agreements, response times and acknowledgment, business continuity, and disaster recovery requirements.

2.19	The Contractor shall commit to re-use of code/artifacts, carrying out root cause analysis and applying permanent proactive fixes, as appropriate, even when not explicitly specified in a Task Order.

2.20	The Contractor shall undertake responsibility for ensuring that Company specific design and coding standards or industry/Contractor standards as approved by Company are adhered to in all its work carried out on Task Orders.

3	CONTRACTOR PERSONNEL

General

3.1	The Contractor is responsible for providing personnel to perform its obligations under this Amendment and all Task Orders. Such personnel of Contractor, including employees of Contractor’s Affiliates and any employees of Contractor’s non-Affiliate sub-contractors, where subcontracting is permitted, shall individually and collectively be called “Worker(s).” The Contractor will enter into written agreements with all such Workers, obligating them in a manner that will enable the Contractor to fully discharge all of its obligations under this and all Task Orders, including, without limitation, all obligations under Sections 8 and 11 of this Amendment.

3.2	The number of Workers and staffing levels of each Contractor will be based on the combined project requirements of the Company as supplemented by annual forecasts of the Company’s needs and will be mutually agreed from time to time. The accuracy and updates to the forecast are the responsibility of the Contractor through its relationship with the various Company Affiliates. The Contractor will be entirely responsible for staff and Worker selection and hiring to meet the forecasts, including, without limitation, determining and hiring the appropriate mix of skill types and expertise levels. However, for Time and Materials Task Orders, the Company may, at its sole discretion, review sample resumes and capabilities and interview key Workers (identified in the relevant Task Order) assigned to Task, and advise the Contractor as appropriate. The Company may, at its sole discretion, audit Contractor’s staffing on Time and Materials Task Orders and advise the Contractor as appropriate. The Contractor shall be solely responsible for all matters in connection with its Workers (including, without limitation, provision of salary, benefits, training, promotions and provision of visas, work permits, housing and related matters while on-site).

3.3	The Contractor will make available additional resources (with the required functional and technical competencies inclusive of the engagement-specific requirements) to staff unexpected, even temporary, increases in the forecasts on Time and Materials Task Orders. These additional resources will be committed to the Contractor once the Contractor has accepted Task Orders.

3.4	The Contractor will be solely responsible for maintaining satisfactory standards of Worker competency, conduct and integrity and for taking such disciplinary action with respect to Workers as may be required under the circumstances. Where the Contractor removes a Worker from offshore locations, under such circumstances, the Contractor shall provide competent replacements within five Business Days of the Contractor receiving the information about the need for disciplinary action, at no additional cost to the Company, or impact to any Task Orders. In case of on-site/near-shore locations, the Contractor shall provide competent replacements within a timeframe that is mutually agreed by the Company and the Contractor.

3.5	The Company may require the Contractor to immediately remove any Worker from the performance of a Task Order whose continued work on a Task Order is, in the sole discretion of the Company, contrary to the Company’s interest. If, during the first four weeks of performance pursuant to a Task Order, the Company requests the Contractor to remove Workers from such performance, then the Contractor will promptly reimburse the Company for the charges for the period such Workers worked on such Task Order. The Company reserves the right to remove Workers from any engagement, including Fixed Price Task Orders, in the event that such Workers act contrary to Company interests.

3.6	If any Worker provided by the Contractor becomes unavailable for whatever reason during performance of a Task Order, including without limitation, illness, death and incapacitation, or removal pursuant to Section 3.5, the Contractor will provide a fully trained replacement Worker. The Contractor shall provide such replacement Worker within five Business Days (for offshore locations) of the Contractor receiving the information about the non-availability of the replaced Worker, at no additional cost to the Company or impact to any Task Orders. In case of Onshore and Nearshore locations, the Contractor shall provide competent replacements within a timeframe that is mutually agreed by the Company and the Contractor.

Training

3.7	The Contractor will ensure that prior to their deployment, Workers are provided training that is adequate to ensure that they are proficient and able to discharge their duties, as defined by the Task Order. The Company reserves the right to require, at the Company’s discretion, that the Contractor provide training specific to the execution of Task Orders, free of cost to the Company, if Workers are either inadequately trained or need specialized training for the execution of Task Orders.

3.8	It is the sole responsibility of the Contractor to ensure that Workers are equipped with the functional and technical competencies required to perform all Services and meet all commitments under specific Task Orders.

Model of Operation

3.9	The Contractor shall be flexible at all times to work on the most appropriate model of operation, which may be Nearshore, Offshore, Onshore, or a combination thereof.

Retention

3.10	The Contractor agrees that the total overall retention level of Workers will be a minimum of 85%, so as to ensure that the Company’s critical business applications and infrastructure maintain the level of continuity and skill that is required for their development and maintenance. The Retention Level Percentage (“RLP”) shall be measured at a project level on a monthly basis on the last day of every month and added to the Year-to-date percentages on the project. The consolidated project retention data shall be aggregated to determine the Contractor’s Company RLP. The RLP will be calculated as:

(1 – (Unplanned Attrition + Deviations on Planned Attrition)) / Total Workers on Project) * 100

where

(a)	Un-Planned Attrition is defined as the total number of Workers who have either left or been removed from the GDC whose departure or removal was not due to a previously agreed roll-out plan;

(b)	Deviations on Planned Attrition is defined as the total number of Workers removed from a project whose removal is not in compliance with a previously agreed roll-out plan.

In addition to any of the remedies that are available under this Amendment, the Company may establish non-monetary penalties from time to time if RLPs are found to be consistently in material breach of this provision.

3.11	Specific Task Orders may define retention levels that are greater than the 85% level defined above, if such increased levels reflect a need for continuity of specific business applications and infrastructure. The Company may define and impose penalties, in the event that the Contractor fails to achieve such retention levels.

Independent Contractor

3.12	The status of Contractor shall be that of independent contractor, and neither Contractor nor its Workers or agents shall, at any time or for any purpose, be deemed an employee, or agent of Company. Except as specifically provided herein, neither Party shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party or in any way bind or commit the other Party to any obligations. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective, and nothing contained in this Amendment shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations and actions as set forth in this Amendment.

Nothing in this Amendment shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Contractor or any Worker or agent of Contractor. Each Party will be solely responsible for payment of all compensation owed to its employees, as well as federal and state income tax withholding, Social Security taxes, and unemployment insurance applicable to such personnel as employees of the applicable party. Each Party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such party’s employees may be entitled. Contractor is not eligible for nor may Contractor participate in any employment benefits or benefit plans of Company or any of Company Affiliates. Contractor will not assert a claim of employment against Company or Company Affiliates nor claim any entitlement to participation in their benefit programs. If, however, Contractor is deemed to be eligible for participation in such benefits or plans, Contractor hereby waives and releases any such rights.

The Contractor and the Company shall cooperate fully with each other to identify and execute any measures required to mitigate any of the Company’s potential co-employment risks associated with the continued presence of a Worker at a Company site.

Non-Solicitation

3.13	The Company covenants that for the term of this Amendment and for a period of six months after its termination, the Company will not directly or indirectly:

a)	recruit, hire, engage or attempt to recruit, hire or engage or discuss employment with any Worker within twelve months of such Worker providing Services to the Company under any Task Order issued pursuant to this Amendment; or

b)	induce any Worker to terminate his relationship with the Contractor or any related company or introduce such Worker to any potential employer.

For the purpose of this Section 3.13 only, the terms the “Company” and the “Contractor” respectively shall include their Controlled Affiliates.

3.14	The Contractor, for the term of this Amendment and for a period of six months after its termination, will not recruit, hire, engage, or attempt to recruit, hire, engage or discuss employment with any person who is an employee or agent of the Company and involved in the Services provided by the Contractor, unless by explicit approval of an authorized representative of the Company.

3.15	Any associates hired by the Contractor from other suppliers of the Company, working on Information Technology Services projects of the Company, will not be allocated in the Company GDC program for twelve months after their recruitment.

Work for competitors

3.16

Where the Company lists or provides details of its competitors in writing, the Contractor undertakes that it will not assign its Workers who have worked on a Task Order to work on a similar project for the named competitor of the Company for a period of twelve months following completion of the work on such Task Order.

Similarly, where Contractor utilizes approved Subcontractor Workers or contractor affiliate Workers on a Task Order, Contractor shall cause this Section 3.16 to apply to such Workers in the same manner as such section would apply to Contractor’s employees. Nothing in this Section 3.16 precludes the Contractor’s Affiliate who are not involved in performance of Services on any particular Task Order from accepting employment from or engaging in work or business for competitors of the Company, provided that such Affiliate have not received or had access to Confidential Information. Nothing in this Section 3.16 relieves the Contractor from any obligations it may have under this Amendment or any Task Order to maintain the confidentiality of the Company’s information.

Background checks for Contractor Personnel located at Contractor

3.17	The Contractor shall comply with all of the conditions set out in Exhibit L to the MSA for services to be rendered under this Amendment.

All Workers will obtain a passport, to establish their credentials and ensure facilitation of travel overseas as and when it is required.

4.0	INFRASTRUCTURE

General

4.1	The Contractor is responsible for providing the base facility infrastructure of the GDC including, without limitation, secure floor space, information/communications technology hardware, software and associated support services, such as telephones, amenities, communication facilities like video-conferencing and adequate telephone lines and failure backup facilities. The Contractor undertakes to maintain facilities, services and other standards that the Company deems adequate for the conduct of work under this Amendment and as specified by the Company from time to time.

4.2	Unless a Task Order explicitly states otherwise, the Contractor shall be responsible for providing any hardware, software and any other assets that may be required for the delivery of Services outlined in Task Orders.

4.3	The Contractor is responsible for providing adequate discussion and conference rooms within the GDC Site to enable the Workers to facilitate communication/discussions that may be required for the performance of Services.

4.4	Major infrastructure needs will be identified and agreed upon by the Company ninety days in advance to ensure adequate resources will be set aside by the Contractor to implement infrastructure improvements in a timely manner. Implementation of major infrastructure adjustments requires adequate notification (a minimum of ninety days prior notice) to the Company prior to commencement of the adjustments to ensure that there are no disruptions to service levels. Such adjustments, including expansion of existing approved Contractor facilities, establishment of new Contractor facilities or commencement of work in a non-Contractor facility from which the Company’s Task Orders are to be executed, will only be undertaken by the Contractor upon receiving explicit approval from the Company’s authorized official.

Company-provided equipment

4.5	If the Company provides any asset (including, without limitation, hardware and software) to the Contractor for TEMPORARY USE on delivering Services pursuant to a Task Order, the Contractor shall keep such asset as a bailee and use such asset only to complete Task Orders placed pursuant to the terms hereof. Such property, while in the Contractor’s custody or control, shall be held at the Contractor’s risk and shall be subject to removal at the Company’s written request. Further, the Contractor recognizes and consents that it is responsible for:

(a)	ensuring that the asset is received along with appropriate documentation of the approval from the Company, along with TERMS of USE and SURRENDER;

(b)	tracking and monitoring the Company-supplied assets for their intended use at intended location and reporting, taking the necessary actions in case of asset damage/loss/in-appropriate use;

(c)	surrendering the assets to the company at the end of the approved period of use;

(d)	auditing the usage of the assets and reporting back to the Company on actions taken; and

(e)	providing semi-annual load forecasts to the Company.

The Contractor recognizes and consents that it is liable for any unauthorized use of Company computing resources by any Workers, whether or not with the Contractor’s knowledge and approval, and that any such unauthorized use amounts to a material breach of this Amendment.

4.6	Where Workers are operating out of Company sites and providing 24x7 support to the Company, the Company shall issue “Company Configured Laptop Computers” (with secure access capability) either on a “Pool” basis or to individual Workers. The Contractor shall be responsible for providing the appropriate communication equipments inclusive of Pagers/Blackberry/Cell phones, as appropriate.

Any assets allocated to Workers by the Company will be on a “TEMPORARY USE” basis and will remain under the ownership and control of the Company. It is expected that the asset is always available for use at the Company site during normal working hours. Workers must at all times respect the asset as belonging to the Company and must do nothing that is contrary to Company security/use of equipment policies. Workers shall be responsible for ensuring that adequate documentation and approval for USE of the Company asset is available along with the asset at all times, especially when the asset is carried out of Company Site, in which case the asset will be held by the Contractor as a bailee. Once Workers complete their engagement/rotation, the asset must be returned to the Company.

Company-provided Third Party Software

4.7

The Company may from time to time secure licensing arrangements which allow the Company to provide software (“Third Party Software”) to the Contractor. Except when expressly approved by the Company pursuant to its software governance process, Contractor will not be given access to Company-licensed software. If pursuant to that process the Company provides any such Third Party Software to the Contractor for TEMPORARY USE in delivering Services pursuant to a Task Order, the Contractor shall keep such Third Party Software as a bailee and use such Third Party Software only to complete Task Orders placed pursuant to the terms hereof. Such Third Party Software, while in the Contractor’s custody or control, shall be held at the Contractor’s risk and shall be subject to removal at the Company’s written request. Further, the Contractor recognizes and consents that the Contractor is responsible for:

(a)	ensuring that the Third Party Software is received along with appropriate documentation of the approval from the Company, along with TERMS of USE and SURRENDER;

(b)	tracking and monitoring the Third Party Software to ensure such Third Party Software is being used solely for its intended use at the intended location and reporting, taking the necessary actions in case of Third Party Software damage/loss/in-appropriate use;

(c)	reporting to the Company, upon written request by the Company, the current aggregate use of Third Party Software by the Contractor and the Task Orders for which such Third Party Software is being used;

(d)	surrendering the Third Party Software to the company at the end of the approved period of use; and

(e)	auditing the usage of the Third Party Software and reporting back to the Company on actions taken.

The Contractor recognizes and consents that it is liable for any unauthorized use of Third Party Software by any Workers, whether or not with the Contractor’s knowledge and approval, and that any such unauthorized use amounts to a material breach of this Amendment. The Contractor further agrees that upon advance written notice by the Company, the Contractor shall allow the Company to audit all use of Third Party Software by the Contractor during the regular working hours of the Contractor, with each party paying its own costs and expenses associated with the audit.

Security

4.8	The Contractor is responsible for providing network and physical security for all of its facilities. The Contractor will ensure that Company specified security policies and guidelines are adhered to at all times. Such policies include but are not limited to adequate site security, electronic access control, password protection on infrastructure allowing access to Company information, virus protection on networks, Company provided asset management and Worker background checks. The Contractor is responsible for designating a senior member of the Contractor’s organization with responsibility and accountability for ensuring that security practices are adhered to consistently and proactively, across all the sites of operation. The Contractor further commits to maintaining a 100% secure environment across the Contractor.

4.9	It is the responsibility of the Contractor to ensure that items that are not explicitly covered under the purview of the “Company-specified Security Guidelines” are brought to the notice of the appropriate authorities within the Company and explicit approval is obtained for their use. The Contractor will be responsible for compromise of the Company’s security that results from unauthorized uses of such items.

4.10	The Contractor shall incorporate application security guidelines and validate their implementation across all its engagements, even when not explicitly specified in a Task Order.

4.11	The Contractor is responsible to ensure that only background check cleared Contractor resources on Company engagements, support staff and Company personnel are allowed access to the Company approved Contractor work location. Such access including “Conducted Tours” of the approved facilities for potential clients of Contractor will only be undertaken by the Contractor upon receiving explicit approval from the Company’s authorized official. In the event such approval is granted, the Contractor shall bear sole responsibility for ensuring that all security requirements are maintained.

4.12	In the course of performing Task Orders issued pursuant to this Amendment, the Contractor may have access to the Company’s computer resources. In such event, the Contractor shall use such resources exclusively for performing Services on specific Task Orders or other efforts authorized by the Company such as disaster recovery testing and infrastructure maintenance. Unauthorized access to or use of Company’s computer resources is prohibited. Unauthorized use of the Company’s computing resources includes, without limitation, the following:

(a)	failing to reasonably safeguard computer resources from damage, misuse or theft;

(b)	circumventing or attempting to compromise, for any reason, computer security regulations such as security software, virus protection, remote dial-in controls and administrative or operational procedures;

(c)	tampering with a computer system in a manner that may cause harm to computer information or lead to the unavailability of the computer resources; and

(d)	performing work of a personal or business nature not directly related to the work being performed under the relevant Task Order.

Communications

4.13	The Contractor is required to be linked to the Company’s locations via high speed data link(s) connecting to Company’s recommended PoP or Company provider. The bandwidth requirement for these data links shall be determined as a part of the Site approval process. The cost of these and additional link(s) is to be borne by the Contractor. Upon request from the Company, the Contractor will provide reports detailing data, voice and video usage, originating to and from the GDC.

4.14	The Contractor shall, at the Contractor’s expense, ensure complete redundancy on the last mile (no single point of failure) circuits between the Contractor and the Company’s network. Contractor’s dedicated site for performing Company work shall be deemed as a “GOLD” site and shall adhere to the norms of a gold site as per Company’s standards.

4.15	The Contractor shall ensure that communication links are not to be constrained by usage or capacity constraints. Use of devices (other than monitoring or optimization devices) or other means by which capacity is constrained are disallowed. Specifically, links shall be reliable and accessible on a 24-hour basis, 7 days a week, 365 days a year. The Contractor is responsible for ensuring that installation of links is executed in a timely fashion with adequate planning and resource allocation.

4.16	The Company may, at its option, make available to Contractor the services of Company affiliate Global Infrastructure Services (GIS) to provide network services to the Contractor. Should the Contractor avail these services, Contractor agrees that it will be responsible for the charges for such services, which will be invoiced to Contractor directly by GIS. If any local taxes (including but not limited to corporate income tax, business tax, etc) are imposed (directly or indirectly) by a local tax authority upon such payments, then (i) the payments to GIS made by Contractor shall be increased to higher payments so that the after-tax amount of such payments shall be equal to the amount of such payments had no local tax been imposed and (ii) Contractor shall pay the full amount of local taxes payable to the competent local tax authorities in accordance with the applicable law and provide the Company with the corresponding tax payments/clearance certificates within 15 days of the related payment. In this regard, Contractor shall bear and/or fully indemnify the Company for any penalties, late payment interest or any other charges of the similar nature incurred by any delay and/or other noncompliance in its withholding and/or remittance of said local taxes to the competent local tax authorities.

4.17	Company guarantees the performance of the network (MPLS and routers) under normal work conditions between Contractor points of presence (POPS) and Company’s GTN POPS in Europe, North America, and Asia as follows:

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The Contractor shall be assigned bandwidth based on their requirement as per the ordering process. Any subsequent changes shall be coordinated between Company and Contractor through a formal process of change request

•

Sustained utilization of capacity for more than one hour in excess of 60% within a business day (10 am – 10 pm local time zone) will prompt an initial problem review by Contractor. Any consistent increase in utilization beyond 70% will warrant a further review with Contractor and Company to determine root cause of such utilization, and decide if any action or upgrade is needed as mutually agreed.

•	Network Latency, Jitter and Packet loss measures shall be agreed upon with Contractor for its sites in specific countries.

In case of extraneous circumstances where the network condition/performance is beyond Company’s control, Company will coordinate with the Service Provider and Contractor to remediate the problem

4.18	The Contractor shall ensure that in case of situations where there may be a need to use devices like multiplexers, the same shall be discussed with Company and on approval, such devices may be installed.

4.19	The Contractor must make available to each Contractor site communication channels (including all voice and data) that are adequate for the performance of all Task Orders and associated communications with Company.

4.20	For all sites with more than 100 workers, Contractor must provide Video conferencing facilities.

4.21	Contractor shall be responsible for the network capacity management function for its connectivity to the Company. Company shall provide Contractor with tools for utilization reporting. It is the responsibility of the Contractor to ensure appropriate usage of the required tools. Any occasion of a repeatable performance problem must be resolved within the next quarter. On request, the Contractor must provide video access to a point accessible for selected Company businesses worldwide.

4.22	The Company may provide the Contractor with the ability to buy network lines and equipment at prices secured for Company. Where available, the Contractor may elect to utilize such pricing. All equipment connected to the Company’s network must adhere to the Company’s published standards and technology stacks. The Company will provide standards and update them regularly. It is the responsibility of Company to provide standards, plus allow reasonable time for the Contractor to move to new standards.

4.23	The Company may at any time and at Company’s expense, install its own communication link(s) to the Contractor. If the Company installs its own links, the Contractor will utilize the links and provide, free of charge, any assistance required in connection with the installation and use of such links.

4.24	The Contractor will meet service levels on network performance, as agreed with the Company in operational procedures set from time to time. Operational procedures and service level requirements may vary from site to site as required by the Company.

Communications Security

4.25	Workers assigned to work for or perform duties for the Company shall sign an Acceptable Use Agreement prior to receiving an account and password that provides access to Company materials. The format to be used for such Agreement is specified in the Company Security Guidelines. Each Worker performing work on-site must present a copy of an executed Acceptable Use Agreement to Company’s on-site contact prior to beginning work

In addition, the Contractor will undertake to:

(a)	prohibit and prevent unauthorized dial-in access to the Contractor LAN;

(b)	ensure all connections to the Company network are done on isolated lines on which Internet access is not allowed

(c)	control and audit physical access to any Contractor building approved for Company use as well as to the wiring closets of any Contractor building

(d)	ensure data encryption is performed in conformance with applicable laws and GE’s Data Classification Guidelines (part of Company’s Security Guidelines);

(e)	train every Worker on the Company security requirements before they are provided access to Company’s resources or-assigned to work on a Company Task Order;

(f)	ensure that any exceptions involving usage of USB drives (USB drives are not approved for data storage/transfer within Contractor/Company sites) are approved by the appropriate authorized official ( the Security Leader associated with the Entity) along with a clear business case explaining the need;

(g)	ensure the security of Company Data that exists in any form, whether electronic (access controls, safeboot encryption for mobile devices) or printed (lock & key). The Company may set guidelines from time to time for ensuring that Company data is secure;

(h)	Implement application security as per Company guidelines and monitor and test adherence to the Company guidelines as a part of its delivery on every Task Order;

(i)	Implement data classification as per Company guidelines and monitor/test adherence to the same as a part of the internal audits;

(j)	Implement systems security, vulnerability management and incident response processes as per Company Guidelines and monitor/test adherence to the same as part of the internal and annual audits.

(k)	Ensure that backup and archival of Company data (inclusive of deliverables) is as per business-specific requirements; control and audit compliance to backup and archival as per requirements and classification guidelines;

(l)	Implement adequate controls to ensure that no resources (inclusive of data storage devices, backup devices, network devices, servers, printers and the like) allocated on the Company engagement are shared on assignments/engagements that are not specific to the Company:

(m)	ensure that any and all equipment installed by the Contractor with the agreement of the Company adheres to the Company’s standards; ensure monthly review and compliance to Company-wide end point and network security program (emergency patches, monthly security metrics, security initiatives such as disk encryption, personal firewall and antivirus);

(n)	Adhere to the Company Compliance and Security Guidelines maintained by the Company, a copy of which will be made available to the Contractor and updated by the Company from time to time; and

(o)	Implement, monitor and enforce prudent security measures and allow the Company to audit such security measures.

Upon advance written notice by the Company, the Contractor shall allow the Company to audit all security methods and measures undertaken by the Contractor during the regular working hours of the Contractor, with each Party paying its own costs and expenses associated with the audit. All such methods and measures are subject to the approval of the Company. The Contractor shall be responsible for ensuring consistency of its security operations, proactive monitoring and mitigation of all vulnerabilities across all its GDC Sites.

BCP/DRP

4.26	The Contractor shall have an actionable Business Continuity Plan (“BCP”) and Disaster Recovery Plan (“DRP”) in place for each GDC location, and the Contractor shall ensure that such plans are in compliance with the BCP and DRP Requirements stated in the GE GDC Guidelines. The Contractor shall designate a Crisis Management Leader (as defined in Company’s standards on BCP and DRP) and also ensure that BCPs and DRPs are updated at least monthly. The Contractor shall also ensure that the BCPs and DRPs are tested for completeness, applicability and robustness once every quarter (at a minimum) or as specified in the Task Order. If (i) Contractor is in full compliance with this Section 4.26; (ii) an act or event beyond the reasonable control of and not the fault of Contractor nevertheless prevents Contractor from performing its obligations under this Amendment,; and (iii) Contractor within ten (10) Business Days after becoming aware of the occurrence of such event, gives Company written notice describing the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of Contractor’s obligations, and thereafter continues to furnish timely regular reports with respect thereto during the continuation of the event and the effects thereof; then Contractor’s performance of obligations affected by the event are suspended, provided that such suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the event.

4.27	The Contractor shall ensure that periodic backup of all data related to conduct of work under this Amendment are maintained to enable business continuity and disaster recovery. Data retention beyond the duration of a Task Order must be in compliance with Company procedure (12 months) unless otherwise stated explicitly in a Task Order. Such backup data shall be taken and stored securely with the required data classification and access control norms established in collaboration with the appropriate authorized personnel from the Entity responsible for the Task Order. In case of Termination of a Task Order, the backup data thus stored securely must be delivered to the Company.

4.28	In addition to the site specific BCP and DRP, the Contractor shall also undertake responsibility for defining (in collaboration with Company) and maintaining application / project / resource level continuity and recovery plans based on task-order specific requirements. The Contractor shall be responsible to ensure that the scope and level of continuity and recovery applicable to each Task Order is well defined. As in the case of the Site BCP/DRP, the Contractor shall be responsible for maintaining the current applicability of the plan and testing the completeness, robustness and applicability/viability of the plans for 100% of the critical work executed from the GDC location. Specific Task Orders may also require the Contractors to maintain resource level backup plans to ensure that resources are available for all reasonable contingency scenarios.

The Contractor will ensure that the BCP/DRP and test results (location-specific and application-specific) are available for verification and audit by the Company. The Contractor further undertakes responsibility for orienting all its Workers (100% Coverage) on the BC/DR procedures to be followed in the case of a crisis.

5	OTHER CONTRACTOR RESPONSIBILITIES

Use of Subcontractors

5.1	The Contractor is permitted to use its Controlled Affiliates as the sub-contractors under this Amendment. In all other cases the Contractor will explicitly declare and seek approval from the Company for the use of the subcontractors.

5.2	The Contractor will ensure that any Workers who are employees or agents of Subcontractor and Contractor Affiliates are bound by all terms and conditions of this Amendment, including, without limitation, those contained in Sections 3.16, 8 and 11. The Contractor indemnifies and holds the Company free of liability arising out of the Contractor’s relationship with Subcontractors or Subcontractor’s Workers.

5.3	The Contractor shall ensure that no work on a Task Order will be executed in any Sub-Contractor’s or Contractor Affiliates facility unless such work is explicitly approved in the Task Order.

5.4	The Contractor shall ensure that no Company asset shall be moved to any Sub-Contractor or Contractor Affiliate facility unless such move or transfer is explicitly approved in the Task Order, and the Contractor undertakes responsibility to implement the Company’s Compliance and Security guidelines for Contractors at this site and covers the site as a part of its audit process for Company.

Contractor’s quality certification

5.5	The Contractor shall produce all Deliverables in strict accordance with this Amendment and any Task Order. All Deliverables shall be produced promptly, with a high degree of care, skill, diligence, professional knowledge, judgment, and expertise according to sound work practices and professional and international industry standards, in a well-managed, organized, responsive, workmanlike and efficient manner and to the satisfaction of the Company. All Deliverables provided by the Contractor shall be subject to the acceptance test / approval of the Company.

5.6	The Contractor is responsible for ensuring that its Workers are fully trained in Industry Quality Practices and are aware of the Contractor’s implementation of the same. The Company shall assess the Contractor’s Quality Level based on the quality of the Workers, Deliverables and the maturity of the process used by the Contractor to provide Services and Deliverables to the Company.

5.7	The Contractor undertakes to integrate its Lean Six Sigma practices into its core delivery and support processes so as to provide the Company with measurable productivity in performance of work in connection with this Amendment. The Company may choose to specify requirements for Green-Belt/Black-Belt certification as a part of a Task Order.

5.8	The Contractor shall be responsible for imposing applicable quality assurance requirements on Subcontractors.

Performance measures

5.9	The Contractor acknowledges and agrees that its compliance with the terms and conditions of this Amendment is critical to the Company and the Contractor undertakes, as the Company may request from time to time, to provide in a timely and consistent manner to the Company the following:

(a)	Accurate data and metrics regarding the Contractor’s obligations for management of its Workers (on Time and Materials Task Orders and other engagements where explicitly required by the business), including (but not limited to) billable headcount, non-billable headcount, relevant work experience data, rotation plans, training plans, and unplanned attrition;

(b)	Accurate data and metrics regarding Contractor’s performance on Project Engagements, including (but not limited to) effort estimates, actual efforts being expended, , project risk mitigations, productivity planned vs actual, quality, delivery timelines (planned vs actual), defects prevented, and requirements met;

(c)	Accurate data and metrics related to Contractor’s performance on Operational aspects of the engagement, including but not limited to Company customer satisfaction scores, security metrics, network performance & availability, BCP/DRP performance, background checks, co-employment risks Company-provided asset management, audit performance and any other compliance requirements that may be included by the Company;

(d)	Data related to financial performance of Contractor;

(e)	Subject to the approval of the Contractor’s external customer and Contractor’s confidentiality obligations to such external customer, the Contractor will provide data/measures from internal (to Contractor) audit reports, external customer satisfaction surveys carried out by the Contractor and any other such measures that may be identified by the Company from time to time; and

(f)	any other data or metrics that may be reasonably required by the Company.

The Company may specify common set of metrics and a minimum target level for each of the metrics. Businesses may set out additional metrics and/or may change the minimum targets set out in the metrics specified by the Company. The Company may monitor compliance with timelines, completeness and accuracy of the reporting, which could be carried out either manually or through digitization or, a combination of these efforts.

Digitization

5.10	The Contractor undertakes to provide such data and metrics through the use of automated tools and technology that the Company may require to be used, presenting such data in a style, format, manner or frequency as desired by the Company. Wherever the Company mandates the use of digitized tools for managing the performance of Services under this Amendment (“the GDC Program”), the Contractor shall consider the same and upon mutual agreement commits to purchase and use such tools. In order to encourage use of tools, wherever possible in its discretion, the Company will support and facilitate the purchase and development of such tools.

Leverage

5.11	The Contractor will support in good faith the Company’s initiative to increase the ratio of work executed out of GDC location within Low Cost Countries. Unless otherwise agreed in a Task Order, at least 85% of all effort provided on a Task Order shall be executed from the GDC Location in a Low Cost Country.

Labor permits and licenses

5.12	The Contractor acknowledges and agrees that it is solely responsible for procuring and keeping effective all necessary permits and licenses required in connection with the Contractor’s performance of this Amendment and any Task Orders, including, without limitation, processing and procuring all necessary visas and passport documents for its Workers in advance of their assignment in connection with a Task Order. The Contractor will obtain all such permits, licenses and visas in a timely manner so as to avoid any undue delay.

Compliance with Laws

5.13	The provisions of Section 15 of the MSA shall govern the rights and obligations of each Party in regard to compliance of laws by Contractor in regard to Services. In addition, the Contractor warrants that Contractor and any subcontractor that it uses will:

i.	comply with all laws, rules or regulations, or any Company policies of which Contractor has notice, prohibiting or restricting the offering or acceptance of unlawful inducements in connection with this Agreement and/or any Task Order; and, without limiting the foregoing, will not offer gifts, bribes, kickbacks, free travel or other cash or non-cash incentives to Company employees;

ii.	comply with all applicable environmental protection, health and safety laws and regulations and any additional requirements of the Company; and

iii.	comply with all applicable employment laws of all countries where Task Orders relating to this Agreement are performed.

5.14	Contractor will ensure that Onshore Workers are provided wages and benefits inaccordance with the applicable local laws. Contractor’s contractual agreements with Onshore Workers restricting activities of such Workers must be reasonably related to legitimate purposes, such as the assurance of compliance with visa requirements, and shall not be excessive in nature.

If the Company determines in its sole discretion, that the Contractor has not complied with this Section 5.14 in any material respect, then the Company may immediately terminate the Task Order(s) associated with the non-compliance, in which event the Company shall have no liability whatsoever to pay compensation to the Contractor excluding for work already satisfactorily performed. The Contractor undertakes to provide all data, documents and reports as required by the Company from time to time, as evidence of compliance with this Section. The Contractor agrees to employ robust processes to ensure compliance with the provisions of this Section.

5.15	Intentionally omitted.

5.16	The Contractor represents and warrants that it is familiar with: a) the laws of the United States of America applicable to the Contractor in its capacity as a provider of the Services (excluding any laws applicable to Company in its capacity as a receiver of the Services); b) the laws of all other countries and jurisdictions where Task Orders are performed; and c) all other applicable laws elating to international transactions, including but not limited to such countries and jurisdictions’ export control laws and regulations, and that no such transaction involving the technology or software the Contractor receives from the Company will be undertaken without the required authority of the US Government and governments of the countries and jurisdictions where (i) Task Orders are performed, and (ii) data, Services or items incorporated or utilized in Task Orders originated.

Contractor shall provide Company with all Export Classification Control Numbers (“ECCNs”) and subheadings of any commodities, software or technology provided or disclosed pursuant to any Statement of Work, or, in the case of non-U.S.-originating commodities, software or technology, their country of origin equivalents, if available. Contractor shall also provide Company with all applicable export license, classification, commodity jurisdiction determination or other similar numbers or designators, and with all other information necessary to determine export authorizations and permissibility.

Company Policies

5.17	Contractor acknowledges that it has received a copy of and shall use its best efforts to comply with the Company’s policies contained in the document “The Spirit and the Letter: Sharing a Commitment to Integrity” and any successor document provided by Company.

5.18	Training. Contractor acknowledges that Company may require Contractor Personnel to take Company-provided (online) training courses as a condition of providing Services under a particular Statement of Work. Contractor shall be responsible for ensuring its employees’ completion of any such courses.

5.19

Updates to Policies. Notwithstanding anything in this Agreement to the contrary, and subject to applicable Law, Company may, at any time in its sole discretion, update, amend or supersede any Company policy attached hereto or incorporated into this

Agreement by reference, provided Company notifies Contractor in writing. If any updated, revised or replacement policy would require Contractor to provide materially new services or additional resources under any then-current Statement of Work, the parties shall confer in good faith to address the situation.

5.20	The Contractor undertakes responsibility for reporting/escalation of “COMPLIANCE CONCERNS” to the appropriate Company Ombudsperson.

Material Non-Public Information

5.21	In connection with its work for the Company, the Contractor, Subcontractors and/or Workers may be exposed to material non-public information (“MNPI”). Contractor acknowledges and understands that improper use of MNPI may be a violation of law, including the laws concerning insider trading, and may subject it and its employees to prosecution, civil liability, fines and criminal penalties. If the performance of any Task Order requires or permits Contractor or Workers to have access to MNPI, Contractor agrees to abide by the requirements of the Company Affiliate issuing such Task Order for the prevention of illegal or inappropriate disclosure of, or trading on, such MNPI. Preventive measures may include training for Contractor and Workers, restrictions on trading in certain securities by Contractor and Workers, or both. Any such requirements shall be set out in the relevant Task Order.

Disclosure

5.22	As long as disclosure will not cause Contractor to violate any Securities and Exchange Commission rules or regulations, or similar applicable laws or other contractual obligations, the Contractor shall notify Company of any actual material change in its ownership or financial status during the term of this Amendment.

Company Knowledge

5.23	The Contractor shall be responsible to ensure that Company specific project/application data/documentation/details are stored in the Company Knowledge Management repository and shall not be transferred to the Contractor’s Knowledge Repository or modified or used in contexts outside of the intended purpose of use without prior approval from the appropriate Company official.

5.24	If the Company terminates a Task Order pursuant to Section 12.4 of this Amendment, the Contractor will complete the necessary knowledge transfers to the Company or to a party designated by the Company. Such a knowledge transfer shall be executed as per the terms of this Amendment at costs negotiated with the Company and shall be deemed ‘complete’ once the transition has been signed-off by the appropriate Company authority. Nothing contained in this section shall reduce the Contractor’s obligations under this Amendment.

6	AUDIT RIGHTS

6.1	The provisions of Section 10.2 of the MSA shall govern the rights of obligations of each Party in regard to Audit of the Contractor.

7.	OTHER COMPANY RESPONSIBILITIES

The Company will:

7.1	Provide consistency between overall strategy and the plans and operational requirements associated with the projects entered into with the Contractor.

7.2	Work with the Contractor to ensure that operational requirements are consistent with the Contractor’s capabilities and resources.

7.3	Cooperate with the Contractor to perform Services and create an environment where success can be achieved. Support training the Contractor team in the Company technical areas, standards and processes.

7.4	Ensure appropriate facilities and infrastructure at the Company sites to support the Contractor’s Company on-site personnel, consistent with and subject to Sections 3.17, 4, 5, 8, 11 and all other provisions of this Amendment.

7.5	Where appropriate, provide the Contractor with access to the Company’s host environments to support projects, including providing access to Company’s environment/equipment required for training, consistent with and subject to Sections 3.17, 4, 5, 8, 11 and all other provisions of this Amendment.

7.6	Where appropriate, consider opportunities to sub-license, or loan, for the term of this Amendment at no cost to the Contractor any hardware, software, case tools etc. that the Company uses to enhance productivity (to the extent permitted by the relevant product licenses) so as to assist usage of common “best practices” in the development of personnel of the Company and the Contractor, consistent with and subject to Sections 3.16, 4.5, 8, 11 and all other provisions of this Amendment.

7.7	Where appropriate, make available staff resources, with specific identified expertise as needed, and on a timely basis, to support the Contractor.

7.8	Specify performance responsibilities of the Company, which are not part of the Contractor’s Services.

7.9	Deliver necessary data, forms and documents to support work under this Amendment, consistent with and subject to Sections 3.16, 4, 5, 8, 11 and all other provisions of this Amendment.

7.10	Define acceptance criteria, test and certify work under Task Orders for acceptance.

7.11	Facilitate, cooperate and support the Contractor as may be reasonable, including conducting, reviews audits and meetings.

7.12	Procure such software and licenses and keep current the same, which are agreed under a Task Order to be provided by the Company.

8	INTELLECTUAL PROPERTY

8.1	The provisions of Section 17 of the MSA shall govern the rights and obligations of each Party in regard to Intellectual Property.

8.2	Additionally the Contractor will cause Subcontractors and Workers to sign a Secrecy and Inventions Agreement using the form specified by the Company in the GDC Security Guidelines, attached as Addendum C to this Amendment, which form may be updated by the Company from time to time. Upon the earlier of Company’s request, with reasonable notice, or at the time the first Deliverable is due under a Task Order, Contractor will present to Company signed Secrecy and Inventions Agreements from all Subcontractors and Workers providing or to be providing Services under the Task Order.

8.3	The Contractor agrees to assign, and shall cause its Workers and sub-contractors to assign to the Company, pursuant to the form of Assignment attached as Addendum C-1 to this Amendment (the “Post Development Assignment”), all rights, if any, that any of them may have in any Deliverable or other item of Intellectual Property. The Contractor shall deliver executed copies of the Post Development Assignment as required by this Section 8.1upon the earlier of the Company’s request or at the completion of the Task Order to which the Deliverable or other Intellectual Property relates.

8.4	The Contractor may not transfer from one Company Affiliate to another or expand the use of any software application of a Company Affiliate to another Company Affiliate without the written approval of the Company Affiliate that provided the software application to the Contractor.

8.5	The Contractor agrees to obtain (a) an agreement in writing from each of its Subcontractors containing all commitments required by this Section 8, and (b) signed Secrecy and Inventions Agreements and Post Development Assignments from all Workers, for the benefit of the Company, its subsidiaries and affiliates and their respective licensees and assignees.

Use of Third Party Copyrighted Material and Intellectual Property

8.6	(a)	The Contractor warrants and represents that no Deliverable or other item of Intellectual Property shall contain or use any article, equipment, material, invention, mark, name, diagram, drawing, design, apparatus, process, or work of authorship (including computer programs and documentation), or any other component that is subject to a patent, copyright, trademark, proprietary interest, or other intellectual property of a Third Party (“Third Party IP”) unless Contractor:

i. Notifies the Company sufficiently in advance of any use of such Third Party IP in connection with a Deliverable so that the Company may object to such use if it so desires;

ii.       has acquired a perpetual, worldwide and irrevocable license to use, execute, reproduce, display, perform, distribute, modify and prepare derivative works of, transfer, license to third Parties and otherwise fully exploit the Third Party IP as a part of the Deliverable, and further has the right to license or assign such rights to the Company with no restrictions on sublicensing or assignment by the Company;

iii. agrees to license or assign its license to such rights to the Company, and executes and delivers such license or assignment to the Company; and

iv. represents that the Company’s use or exploitation of the Deliverable is in no way limited by the incorporation or use of such Third Party IP in connection with such Deliverable.

(b)	The defined term “Third Party IP” shall not include any software or source or object code that is “open source” including but not limited to software or source or object code that is subject to the GNU General Public License, the BSD license or other similar “public”, “open” or “free” software license (“Open Source IP”). No Open Source IP shall be used as a component of or in relation to any Deliverable without the prior written instruction of the Company specifically directing that such Open Source IP be used.

(c)	The Contractor represents and warrants that no Deliverable or component thereof nor the use of any Deliverable by the Company as contemplated in this Amendment or any applicable Task Order will infringe upon any patent, copyright, trade secret or other intellectual property right of any third party.

(d)	For the purposes of this Section 8.5, the term Third Party IP shall include Deliverables or other items of Intellectual Property developed for and owned by the Company that the Contractor seeks to incorporate into the Services or Deliverables of a Company Affiliate. Where such Company-owned Third Party IP is to be used in the Services or Deliverables, the Contractor shall adhere to the terms of this Section 8.5.

9	WARRANTIES

9.1	The Contractor represents, warrants and covenants that:

(a)	Any and all Deliverables shall at the time of delivery and acceptance conform to the applicable specifications; shall be free from any error, malfunction, or defect; shall be fit for any particular purpose for which the Deliverable is developed and of which the Company advises the Contractor; and, if intended to serve as one or more components of an associated system, program, device, network or data, such Deliverable shall comply with the warranties and other requirements of this Amendment (including, without limitation, this Section 9.1(a)) when integrated or used with such associated system, program, device, network or data, which it shall not adversely impact.

(b)	Other than any disabling code or lock required as part of the specifications, no security device, program routine, device, code or instructions (including any code or instructions provided by third Parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, digital rights management tool (including without limitation so-called DRM root kits), malicious logic, worm, Trojan horse, trap door, or other routine, device, code or instructions with similar effect or intent, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with, shutting down, or otherwise harming any software, computer, network, Deliverable, data or other electronically stored information, or computer programs or systems (collectively, “Harmful Procedures”) is or shall be incorporated into any Deliverable or otherwise introduced by or through the Contractor into any Company software, computer, network, data or other electronically stored information or computer program or system (any of them, a “Harmful Event”). Such representation and warranty does not apply if such Harmful Procedures or Harmful Events are authorized by the Company in writing by its CIO to be included in the Deliverable.

Without limiting any other of the Company’s remedies, the Contractor agrees to notify the Company immediately upon discovery of any Harmful Procedure or Harmful Event that has occurred or is reasonably suspected, and, after consultation with the Company, the Contractor agrees to take action immediately, at its own expense, to identify and eradicate (or to equip the Company to identify and eradicate) such Harmful Procedures and carry out any recovery necessary to remedy any impact of any Harmful Procedures. The Contractor hereby expressly waives and disclaims any right or remedy it may have at law or in equity to, and agrees that in any event it shall not, de-install, disable or repossess any Deliverable by means of any Harmful Procedure for any reason including, without limitation, in the event the Company fails to perform any of its obligations under this or any other agreement.

(c)	No Contractor proprietary materials will be included with any of the Deliverables, except to the extent provided in Section 8 of this Amendment.

(d)	The Company shall have good title to all Deliverables and other Intellectual Property free of the claim of any third person, including, without limitation, by way of infringement or misappropriation. No person holds a claim to or interest in any Deliverables that could interfere with the Company’s use or enjoyment of its title to and interest in any Deliverables.

The Contractor’s performance under any and all Task Orders shall be deemed to constitute a confirmation that each of the above representations, warranties and covenants is true and correct in all material respects.

9.2	The Contractor will provide warranty support at no cost to the Company for a period of ninety days from acceptance of the Deliverable. However, if a specific warranty period is mentioned in any Task Order, that period will be the applicable warranty period.

9.3	Warranty work will be performed, on mutual agreement, either on site or off site, depending on the nature of the work being conducted. Contractor’s obligations under this Section 9.3 may be waived only by written instruction of the Company.

9.4	Subject to the limitation of liability set forth in Section 10.2 below, the Contractor’s liability for breach of or failure to conform to the warranty contained in Section 9.1(a) is limited to the remedies below, which are cumulative and are at the Company’s option:

(i)	If such breach or failure occurs within the warranty period, and the Company notifies the Contractor of such defect or failure to conform, the Contractor shall, at the Company’s option, either promptly correct any nonconformity or defect, or promptly replace the defective item with an item free from defect or nonconformity, in each case at the Contractor’s expense. As appropriate, defect and non-conformity may be further defined in specific Task Orders.

(ii)	if in Company’s judgment the Contractor may be unable to provide the Company with conforming and non-defective Deliverables within a time period suitable to the Company, then, upon notice from the Company, the Contractor will pay to the Company whichever is greater: (1) all amounts paid or payable with respect to such Deliverables, or (2) the cost of repairing or replacing (at the Company’s option) such Deliverables and Services.

(iii)	Contractor shall pay to Company the Company’s direct damages resulting from the breach of section 9.1(a) to the extent not otherwise compensated or mitigated in paragraphs (i) and (ii) of this Section 9.4.

The warranty provided in Section 9.1(a) of this Amendment shall not apply to the extent, but only to the extent, that the Contractor’s breach of Section 9.1(a) is due to:

(a)	use by the Company of a superseded or altered release of some or all of the Deliverable where the Contractor has notified the Company in writing that the Deliverable contains infringement issues and that such infringement issues would be avoided by the Company using the current or modified release of the Deliverable to the extent that the alleged infringement results from such use or features;

(b)	the combination, operation, or use of some or all of the Deliverables or any modification thereof furnished under this Amendment with information, software, specifications, instructions, data, or materials not approved by Contractor in writing or contemplated and/or authorized by relevant specifications, Task Orders, or documentation;

(c)	the Deliverables having been tampered with, altered or modified by the Company or anybody on its behalf without the permission or authorization of Contractor or as contemplated and/or authorized by relevant specifications, Task Orders, or documentation; or

(d)	use of the Deliverables otherwise than in accordance with the relevant documentation and otherwise than for the purposes for which they have been developed or supplied, or as contemplated and/or authorized by relevant specifications, Task Orders, or documentation.

The warranties expressly and specifically provided in this Amendment by the Contractor are in lieu of warranty of merchantability and/or warranty of fitness for intended purpose.

9.5	Contractor shall be liable for any and all damages caused by breach of the warranties contained in Sections 9.1(b), (c) and (d). Contractor shall not be liable for exemplary, punitive, consequential, indirect or incidental damages arising out of or in connection with any breach of Section 9.1(a) of this Amendment. This exclusion shall apply only to damages resulting solely from the Contractor’s breach of Section 9.1(a) and not to damages resulting from any other breach by the Contractor.

9.6	Pass through Warranties – Without limiting Company’s rights with respect to Contractor’s warranties under this Amendment, if Contractor provides any Deliverables covered by a third party manufacturer’s warranty and/or indemnity, Contractor shall: (a) provide Company with a copy of each such warranty and/or indemnity; and (b) if such warranty and/or indemnity does not, by its terms, pass through to the end user, then to the extent permitted by the manufacturer, assign to Company or otherwise cause the manufacturer to grant to Company all warranties and/or indemnities provided by such manufacturer.

10	INDEMNITY AND INSURANCE

The provisions of Section 18 and 19 of the MSA shall govern the rights of obligations of each Party. However, provisions of Section 18.6 of the MSA shall not apply to this Amendment.

Work on Premises

10.1

Workers who work on the premises of the Company or a customer of the Company will comply with all applicable site rules and regulations, and the Contractor will take all necessary precautions to prevent injury to persons or property during the performance of Services and work under this Amendment. The Contractor specifically and expressly agrees to defend, indemnify and hold harmless and reimburse, at its own expense, the Company, its directors, officers, employees, agents representatives, successors and assigns (each an “Indemnified Party”) against any and all loss, damage, suits, liability, claims, demands, costs, judgments, fines, penalties, expenses, and attorneys’ fees and disbursements (“Liabilities”) resulting from injury or harm to persons or property, including claims of the Contractor’s own Workers, arising out of or in any way related to the Contractor’s performance under this Amendment, and the Contractor shall indemnify, hold harmless, and reimburse the Company with respect to such Liabilities as such Liabilities are incurred. The Contractor’s activities shall be deemed to include those of its Workers, officers, agents and Subcontractors. In claims made by a Workers of the Contractor or a Subcontractor (or anyone directly or indirectly employed by Contractor or Subcontractor or for whose acts Contractor or Subcontractor may be liable) against any Indemnified Party under this section, the Contractor’s indemnification obligation shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for the Contractor or a Subcontractor under workers’ or workmen’s compensation acts, disability benefits acts, or other employee benefit acts.

The purchase of insurance by the Contractor with respect to its performance hereunder shall in no event be construed as fulfillment or discharge of its indemnification obligations under this Amendment. None of the foregoing provisions shall deprive the Company of any action, right, or remedy otherwise available to it at law or in equity.

Limitation on Liability

10.2	Subject to the liability cap set forth in Section 20.2 of the MSA, the liability of the Contractor and the Company to each other for any and all claims under this Amendment, however, characterized, shall be limited to an amount equivalent to 2 (two) times the fees billed under the Task Order from which the damages arose. This limit does not apply to any claims or breaches that arise or are alleged to arise under Section 8, 10, and/or 11, or the fees payable by the Company under this Amendment or Task Orders or claims for personal injury or death or damage to real estate or personal property for which the Contractor or the Company, as the case may be, is or may be legally responsible. Further, this limit does not apply where a Party, its employees, directors or officers, incur a claim or liability by reason of any statutory or regulatory non-compliance by the other Party.

11	CONFIDENTIALITY

11.1	The provisions of Section 21 of the MSA shall govern the rights and obligations of each Party in regard to confidentiality.

11.2	The provisions of Section 16 of the MSA shall govern the rights of obligations of each Party in regard to processing of Personal Data.

12	TERMINATION OF THIS AMENDMENT

12.1	Either Party may terminate this Amendment on ninety days prior written notice to the other Party except that any such termination shall be effective as to an ongoing assignment specified in a Task Order only when the minimum term for such ongoing assignment is completed. Sections 3.12, 3.15, 5.24, 8, 10 and 11 of this Amendment shall survive any expiration or termination of this Amendment. If either Party terminates this Amendment pursuant to this Section, the Contractor shall, at the Company’s discretion, continue to provide Services to the Company for a period of up to one year subject to the terms of this Amendment. Both Parties will use their best efforts to ensure smooth and efficient transition of all work to Company or any new contractor or contractors designated by Company.

Contractor hereby waives any and all claims for additional compensation or charges (including any claim for lost profits), as a result of any termination and Contractor hereby agrees that its sole remedy hereunder shall be to receive compensation in accordance with this Section.

12.2

If either Party terminates this Amendment pursuant to Section 12.1, then promptly upon the expiration of the ninety days notice period and at such reasonable time as may be necessary for orderly transition, the Contractor will deliver to the Company all documents, document drafts, work papers, notes, and charts of any description, including electronic media, furnished or made available by the Company or produced by the Contractor in the course of work effort pursuant to this Amendment and retain no copy and shall certify same to the Company. The Contractor shall also return to the Company any equipment it may have received from the Company under the terms of Section 4.5 of this Amendment. Notwithstanding anything contained herein, the Parties may separately provide in a Task Order for termination of such Task Order in accordance with terms specifically agreed upon by the Parties for that Task Order.

12.3	Except for termination based on Sections 5.13 of this Amendment, upon termination, all amounts payable by the Company to the Contractor for Services rendered (including parts thereof) up to the effective date of termination, shall be paid by the Company.

12.4	Bankruptcy. Either party may terminate this Agreement in the event the other party (i) becomes insolvent; (ii) voluntarily becomes the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or involuntarily becomes the subject of such proceedings and fails to vacate the same within sixty (60) days of commencement; (iii) makes a general assignment for the benefit of its creditors; or (iv) fails to continue to do business in the ordinary course.

Of a Task Order

12.5

a.	Either party may terminate any Task Order for any material breach of such Task Order, or this Agreement as it pertains to such Task Order, that remains uncured for ten (10) business days after the non-breaching party delivers written notice describing the breach.

b.	Company may, in its sole discretion and for its sole convenience, terminate any Task Order, respectively at any time with or without cause upon thirty (30) days written notice to Contractor, unless the Task Order shall specifically provide a specific alternate notice period for termination.

c.	Upon termination of any Task Order: (i) Contractor shall immediately discontinue all work and will incur no further fees or expense without Company’s prior written approval; and (ii) all rights and/or obligations under the applicable Task Order that arose prior to termination that do not, by their terms, automatically terminate upon termination shall remain in full force and effect, subject to any defenses a party may have under applicable Law.

d.	Subject to any defenses Company may have under the Agreement, the Task Order, or applicable Law, upon termination of any Task Order, Contractor may invoice Company for, and Company shall pay, the following costs: (i) for time and materials engagements, all Services performed (hours worked) up to and including the date of termination, including expenses; and (ii) for fixed fee engagements, all Deliverables accepted and/or retained by Company, including expenses. In addition, if Company terminates any Task Order for convenience, Company shall compensate Contractor for costs and expenses incurred specifically to provide the Services, but excluding overhead, amortized capital costs, standard core-load software costs, retraining, redeployment costs, termination costs, or any other operational costs incurred by Contractor in the ordinary course of business that were merely assigned or allocated to a Company pursuant to such Task Order.

e.	Subject to Sections 10 and 14, nothing in this Agreement shall restrict either party from seeking to recover or enforce any other rights or remedies available at law or in equity.

13	GOVERNING LAW

13.1	This Amendment, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America, excluding its conflict of laws rules. The laws of the United States of America shall govern issues involving the creation, protection, or exercise of rights in Intellectual Property.

14	DISPUTE RESOLUTION

14.1	The provisions of Sections 22.5 and 22.6 of the MSA shall apply to in relation to resolution of disputes between the Parties

15	PENALTIES

15.1	The Company reserves the right to define and manage Task Order specific service levels, including, but not limited to, provisions on network security, among other service requirements. Task Orders may explicitly state service levels and penalties for failure to meet such service levels. Failure to meet the service levels in a Task Order, may, at Company’s sole discretion, result in the penalties outlined under such Task Orders.

16	GENERAL

Assignment

16.1	The provisions of Section 22 of the MSA shall apply to the rights and obligations of both Parties under this Amendment

Digital Signatures

16.2.1	Digital signatures and electronic transmissions shall be binding on the Parties as set out in Addendum E.

16.3	Binding Effect; Severability

Each reference herein to a Party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.5	Authority for Amendment

The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Company and Contractor and upon execution by all the Parties, will constitute a legal, binding obligation thereof.

16.6	Effect of Amendment

All the terms and conditions of the MSA specifically referred to in this Amendment shall apply to the Parties. Except as specifically amended hereby, the MSA, and all terms contained therein, remains in full force and effect. The MSA, as amended by this Amendment, constitutes the entire understanding of the Parties with respect to the subject matter hereof. It is further clarified that in the event of any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the MSA, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Amendment.

GENERAL ELECTRIC COMPANY		Genpact International, Inc., Hungarian Branch

By:	/s/ Steven John Morrison	By:	/s/ Victor Guaglianone
Name: Steven John Morrison		Name: Victor Guaglianone
Title: GE GDC Director		Title: SVP & General Counsel
Date: 12/23/2009		Date: 12/2/2009

In the presence of:	In the presence of:

/s/ Uma Mohan	Peggy Bailey
Name: Uma Mohan	Name: Peggy Bailey
Title: GE GDC Director, India	Title: Legal Assistant

Addendum A

Fees and Payment

All fees, pricing, rates and payment details are contained in this Addendum A to the Amendment.

A1.	The Contractor should predominantly engage with the Company through Fixed Price engagements as defined in Section 2.2 of this Amendment. On a quarterly basis, Contractor should share with Company their plans of achieving a target of 90% of Contractor and Company engagements being Fixed Price.

The Company shall bid those few engagements that need to be on Time and Materials on a project-by-project basis. Unless otherwise agreed in advance by the Company, the terms of bids submitted by Contractor for Fixed Price and Time and Materials engagements are inclusive of all overhead costs (including, without limitation, communication and networked desktop PCs with standard software (such as MS-DOS, Windows and Terminal emulation software), all payroll taxes, employee benefits, training, travel and living, supplies, administration, insurance and other expenses or costs of any nature and all the Contractor equipment. Prices are exclusive of all taxes that may be levied or assessed on these services outside of the jurisdiction of the GDC (such as sales, use, excise, value added or taxes based on the Company’s income) that shall be the responsibility of the Company to pay. Any taxes on these services that may be levied or assessed in the jurisdiction of the GDC shall be the responsibility of the Contractor to pay.

If Company is required by government regulation to withhold taxes for which Contractor is responsible, Company shall deduct such withholding tax from payment to Contractor and provide to Contractor a valid tax receipt in Contractor’s name. If Contractor is exempt from such withholding taxes as a result of a tax treaty or other regime, Contractor shall provide to Company a valid tax treaty residency certificate or other tax exemption certificate at a minimum of thirty (30) days prior to payment being due. Should either party realize that any tax included or omitted as a result of the transactions hereunder was made in error, the Parties shall cooperate to resolve such overpayment or underpayment and to further assist in refunding or charging of any mistaken payments.

Task Orders

A.2	Unless otherwise explicitly stated in a Task Order, the standard payment terms for each Task Order that is not on the GE Accelerated Payment Program will be 90 days.

A.3	Task Orders issued pursuant to this Amendment shall set out a fixed price or an appropriate estimate of person years to complete projects. If the Contractor takes less than the estimated person years on a fixed price project because of efficiency or productivity gains, no credit accrues directly to the Company on that project.

A.4	If the Contractor takes more than the estimated person years on a fixed price project because of poor estimation or loss of productivity through the Contractor’s inefficiency, or for any other reason, the Contractor is solely responsible for the extra resources applied to complete the project.

A.5	If the delay in completion of project is due to the Company, then the incremental charge beyond scoped timeframe would be as mutually agreed and defined in task order.

Purchase Order

A.6	All Task Orders must be associated with a Purchase Order, at the time the Company places such Task Order with the Contractor. The Contractor agrees that the Company is not obligated to make any payment for services rendered before or without the placement of a Purchase Order, unless the Parties have expressly agreed otherwise.

Competitiveness

A.7	The Company and the Contractor shall hold meetings once or twice a year (timing consistent with other meetings) to specifically review the pricing and Productivity Improvements (defined below) the Contractor has implemented to ensure the Contractor’s competitive position in the marketplace and to ensure that the Company’s contract with the Contractor reflects the Contractor’s competitiveness. Productivity Improvements include:

a	transaction improvements, measured during any month as: (i) the increase in the volume of Services performed per full-time Worker as compared to the prior month and (ii) the performance of a fixed amount of Services utilizing fewer full-time Workers as compared to the prior month; and

b	cost improvements, measured during any year as the sum of the reductions in each of the following as compared to the prior year: (i) direct and indirect material prices, (ii) overhead costs, (iii) the number of management working hours per Service and (iv) direct labor rates.

Invoices

A.8	Company may, in each Task Order, designate the form of invoice to be used by Contractor under that Task Order. The Contractor agrees that any invoices submitted for payment to the Company will include the following details, without which the Company is not obligated to make payment of such invoices. Details required include but are not limited to associated Company Purchase Order number, associated Task Order number, detailed breakup of amount to be paid, date by which payment is due, details of service provided, name of Company official placing Task Order, details of applicable discount if any, the Company entity that shall pay under the PO and whether payment shall be made through the GE Accelerated Payment Program.

Currency

A.9

To the extent permitted by applicable law, Company may designate in any Task Order that payment will be made in the currency of the jurisdiction from which the Task Order is issued. In such cases, Contractor will bill Company monthly, converting the

US Dollar contract rate to local currency at the rate published in Financial Times of London on the last Tuesday of the month in which work is performed. In all other cases, Contractor will bill and Company will remit payment in US Dollars.

The Company can negotiate a Fixed Price Contract with the Contractor in any currency depending on the jurisdiction from which the Task Order is issued.

A.10	All Contractor invoices shall be delivered to Company within 15 days of the Invoice Date, and must clearly identify the Task Order, Purchase Order, or other Company authorization to which it applies. The Company will not pay invoices older than 180 days unless a documented dispute proceeding is ongoing.

ADDENDUM B

The provisions of Exhibit N of the MSA shall apply to this Amendment.

B-1

ADDENDUM C

To be Signed by All Workers At Initiation of Task Order

Secrecy and Inventions Agreement

All Contractor and Subcontractor personnel who are assigned to perform work, services or tasks for the Company are required to sign the following Agreement.

Dear ___________________________:

You have been assigned by _______________________________ (“Contractor”) to perform contract services for General Electric Company, General Electric International, Inc. or an affiliate or subsidiary of the foregoing (individually and collectively, the “Company”). As a condition of Contractor’s engagement by Company, it is a requirement that you agree (i) to hold in confidence information that you learn about the Company as a result of your work, and (ii) that the results of your work will be owned by the Company.

This Agreement is for the benefit of the Company.

1.	Conflict of Interest. You warrant that your work with the Company will not in any way conflict with any obligations you may have in favor of prior or other employers or in favor of other persons or entities. You further warrant that, during the time you are providing services to the Company, you will refrain from any other activities that would present a conflict of interest with your work on behalf of the Company.

2.	Secrecy. You agree to hold in confidence all proprietary and confidential information that you obtain from, or as a result of your work for the Company, or that you develop for the Company, and you agree not to use for your own benefit or for the benefit of others, or disclose to others, at any time during or after termination of your work for the Company, such information without the prior written consent of the Company. You also agree that you will not knowingly disclose to the Company any information that is the secret, confidential, or proprietary information of any other person or entity. Confidential information includes, but is not limited to, all non-public information furnished or made available to you orally or in writing in connection with your work for the Company or developed by you, such as data, ideas, concepts, procedures, agreements, deliverables, notes, summaries, reports, analyses, compilations, studies, lists, charts, surveys and other materials, both written and oral, in whatever form maintained concerning the business of the Company or the Company’s customers and/or vendors. Confidential information also includes any personal data you may be furnished with or exposed to in the performance of your work for the Company. Confidential information excludes all information and materials that are or become publicly available through means other than through the violation of an obligation of confidentiality to the Company or any other Party. Your obligation of confidentiality shall continue in effect (a) for seven years following the date you last provided services to the Company with respect to all confidential information that is not a trade secret, (b) for as long as such confidential information remains a trade secret under applicable law, with respect to confidential information that is a trade secret, and (c) in perpetuity with respect to all personal or customer data.

3.	Inventions. You agree that any work product that you produce in providing services to the Company and any inventions, developments, suggestions, ideas, innovations, concepts or reports conceived, created, developed or discovered by you as a part or a result of your to the Company (a “Development”) shall be the sole property of, the Company. You agree to promptly notify the Company of any Development, and, if deemed necessary or desirable by the Company, you agree to execute any documents provided by the Company to convey or perfect ownership in any such Development in the Company or its designee, including an assignment in the form attached to this agreement or as otherwise provided. You agree to cooperate with the Company, at the Company’s expense, in obtaining, maintaining or sustaining patents or other intellectual property protection anywhere in the world with respect to any such Developments. Should any such Developments be the result of combined efforts with, or the invention of, any person or persons, other than yourself, you will so inform the Company of this at the time you notify the Company of the Development. Your obligations under this letter will survive any termination of your agreement with the Company and any expiration or termination of any Task Order or other agreement with the Company under which you are performing services.

4.	Copyrights. You agree that all copyrightable material that results from services performed by you for the Company shall belong exclusively to the Company. If by operation of law any such copyrightable materials are deemed not to be works made for hire, then you hereby assign, and agree to assign in the future, to the Company the ownership of such materials and the copyrights for the same. The Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available with respect to such copyrightable material, and you agree to provide the Company any assistance required to perfect such protection. You also agree to waive any “artist’s rights”, “moral rights”, or other similar rights you might otherwise have in any copyrightable materials you develop during the term of this Agreement. To the extent you cannot effectively waive such rights, you agree not to seek to enforce such rights against the Company or any purchaser or licensee of such materials from the Company.

5.	Employer-employee Relationship. In furnishing services to the Company under any Task Order or other agreement between the Company and Contractor, you will not be an employee of the Company and will not by reason of this agreement or the performance of your services be entitled to participate in or receive any benefit or right under any of it’s the Company’s employee benefit or welfare plans, including, without limitation, employee insurance, pension, savings and stock bonus, and savings and security plans.

6.	Governing Law. This agreement, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America, excluding its conflict of laws rules. The laws of the United States of America shall govern issues involving the creation, protection, or exercise of rights in Intellectual Property.

If the foregoing terms are acceptable to you as a condition for performing services for the Company, please indicate your acceptance by signing one copy of this letter and returning it to us. You may retain the other copy for your information and file.

Very truly yours,

Company

By:	________________________________
ACCEPTED:

____________________________________
Date: _______________________________

Addendum C-1

For Execution By Contractors, Subcontractors and Workers Upon Completion of a

Task Order

Assignment of Rights

This is an Assignment made on ____________, 200_, between _______ (“Assignor” or “you”) and ____________________________________________ (“Company”, “us” or “we”).

This Assignment relates to any work product, invention, development, suggestion, idea, innovation, concept or report conceived, created, developed or discovered by Assignor in connection with services provided by Assignor to the Company under Task Order ______ (the “Work Product”), which Work Product may be more specifically described in Annex A to this Assignment.

You represent that you are the sole creator (or have noted other contributors below) of the Work Product and that the Work Product is original and exclusive to the Company, has not been previously sold in any form, is not in the public domain and does not infringe upon any statutory copyright or upon any common law right, proprietary right or any other right of any third party; that you have not previously assigned, pledged or otherwise encumbered the same; and that you have full power to enter into this Assignment and to make the transfer provided for in this Assignment.

You hereby transfer and assign to us any and all rights you might have in the Work Product, including any right, title, and interest in and to the physical embodiment of the Work Product and to any copyright or other intellectual property right in the Work Product. You acknowledge that this transfer is in furtherance of your [and your employer’s obligations] to the Company under prior agreements.

You hereby agree to waive or in any case to not enforce any “moral rights”, “artist’s rights”, or other similar rights, you might have in relation to the Work Product.

You acknowledge that this Assignment transfers complete ownership in the Work Product, the copyright and any other intellectual property right in the Work Product to the Company, and therefore forecloses your use, sale, authorizing the sale by any third party of, reproducing, licensing or otherwise exploiting the Work Product. This Assignment imposes no obligation on the Company to use the Work Product.

This Agreement, its validity, performance, construction and effect shall be governed by the laws of the State of New York, United States of America and by the laws of the United States, excluding its conflict of laws rules.

In Witness Whereof, the Parties have executed this Assignment on the day and year first above written.

List of Other Contributors, if any:

__________________________________ .

ASSIGNOR

By:	_________________________
Date: ________________________

GDC Signatory Authority

By:	_________________________
Title: ________________________
Date: ________________________

GE <Business>

By:	_________________________
Title: ________________________
Date: ________________________

ADDENDUM D

The provisions of Exhibit L of the MSA shall apply to this Amendment.

D-1

Addendum E

Digital Signatures and Electronic Transmissions

1.	The term “Electronic Transmission” means any record that exists in electronic format and is sent to a recipient electronically, including but not limited to via email, e-fax, FTP and other equivalent means that exist today or may exist in the future, whether owned, operated or hosted by one of the Parties or their affiliates or any other person or entity.

2.	The term “Electronic Signature” shall mean any electronic mark, symbol, or process, attached to or logically associated with a record and executed or adopted by a person with the intent to sign the record and serves to authenticate the record.

3.	The term “Digital Signature” means any Electronic Signature that can authenticate the identity of the signer of a record, and also ensure the integrity of the content of the record as a way of ensuring that the record that was received is the same as the record that has been electronically signed and transmitted.

4.	Company and Contractor agree that Statements of Work may be executed via Digital Signature and sent as an Electronic Transmission, so long as the method for affixing the Digital Signature meets any and all applicable legal and/or regulatory requirements for the use of such signatures.

5.	Each party may rely upon, and assume the authenticity of, any Electronic Transmission that is signed by a Digital Signature. No Electronic Transmission shall be denied legal effect merely because it is made electronically. Each Electronic Transmission shall be deemed sufficient to satisfy any legal requirement for a “writing” and each Digital Signature shall be deemed sufficient to satisfy any legal requirement for a “signature,” in each case including, without limitation, pursuant to the U.S.’s Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each Electronic Transmission containing a Digital Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and each party hereto agrees not to contest the validity or enforceability of an Electronic Transmission or Digital Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided however, that nothing herein shall limit a party’s right to contest whether an Electronic Transmission or Digital Signature has been altered after transmission.

6.	Each party hereto acknowledges and agrees that Electronic Transmissions are not necessarily secure and that there are risks associated with such methods of transmitting information, including, without limitation, risks of interception, disclosure and abuse, and therefore agrees that it will take such further measures as needed to protect its Electronic Transmissions (e.g., through the use of passwords or encryption) and further indicates that it assumes and accepts such risks.

E-1

7.	An Electronic Transmission shall be deemed to have been received on the date of transmission thereof.

8.	The individuals listed on Appendix A hereto are the only persons authorized to execute a Task Order via Digital Signature. Appendix A may not be changed or modified except by further amendment.

9.	Except as amended hereby, the remaining terms and conditions of the Agreement will remain unmodified and in full force and effect in accordance with its terms.

10.	This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed, effective as of the Effective Date of hereof.

GENERAL ELECTRIC COMPANY		CONTRACTOR

By:	_________________________________________	By:	_________________________________________

Print Name: ___________________________________		Print Name: ___________________________________

Title: ________________________________________		Title: ________________________________________

Date: ________________________________________		Date: ________________________________________

[Signature Page to Amendment]

E-2

Addendum F

CHANGE REQUEST

This Change Request, dated as of _____________, 200__, is made by and between [GE ENTITY] (“Customer”) and ____________________ (“Contractor”) pursuant to the Statement of Work between the parties dated as of [DATE].

Project Change Request (“PCR”) Initiation:

PCR #	< ## >	Date initiated:	<MM/DD/YYYY>

Name of requestor:	< NAME>	Priority of the request:	<Low / Medium / High>

Change description:	<Describe the change in precise detail. Specific reference to the section of the Statement of Work being changed is helpful. Describe changes to scope, timing or cost of Services and Deliverables separately, including schedules where appropriate. If the change involves the inclusion or removal of Contractor Property or Third Party Materials from the scope of Deliverables, that must be separately identified (see form Statement of Work for guidance). Use as much space as is necessary.>

PCR Impact and Cost Analysis:

Tasks/Configuration item	Effort (person hrs)	Schedule	Cost Impact

Risks Identified:*

Risk ID	Risk description
<Include causal analysis>

*	Planning for mitigation/aversion in software project plan

PCR Approval:

<Approval to be done as mentioned in the plan>

	Status	Reason for rejection*	Approved/Rejected by:	Role	Date
Internal	<Approved /rejected>
Company

*	Not applicable if PCR is approved

PCR Implementation:

Tasks/Configuration item	Task/CI description	Version # out	Version # In	Responsibility

PCR Implementation Review:

Configuration ID	Reviewed by:

F-1

IN WITNESS WHEREOF, the parties hereto have caused this Change Request to be executed, effective as of                     , 20     (the “Effective Date”).

[COMPANY]		[CONTRACTOR]

By:	_________________________________________	By:	_________________________________________

Print Name: ___________________________________		Print Name: ___________________________________

Title: ________________________________________		Title: ________________________________________

Date: ________________________________________		Date: ________________________________________

1.	APPROVED BY

GE <Business Legal Entity> VENDOR MANAGEMENT TEAM

By:	__________________________________

Print Name: ____________________________

Title: _________________________________

Date: _________________________________

F-2